Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Glimcher Realty Trust

Columbus, Ohio

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated February 19, 2008, relating to the consolidated financial statements, the effectiveness of Glimcher Realty Trust’s internal control over financial reporting, and schedule of Glimcher Realty Trust appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

Chicago, Illinois

January 16, 2009